Exhibit 99.1


FirstEnergy Corp.                                   For Release:  August 5, 2003
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                                 Investor Contact:
Kristen Baird                                       Kurt Turosky
(330) 761-4261                                      (330) 384-5500

                FIRSTENERGY REPORTS LOWER SECOND QUARTER EARNINGS
                AND ACCOUNTING ADJUSTMENTS; REVISES 2003 GUIDANCE

          FirstEnergy Corp. (NYSE: FE) today reported that basic earnings per share of common stock on a non-GAAP basis (*) for the second quarter of 2003 were $0.52, before a loss on discontinued operations and unusual charges, which are summarized later in this release. Including these items, the company reported a net loss of $57.9 million, or $0.20 per share. This compares with second quarter 2002 restated net income of $216.0 million, or basic earnings of $0.74 per share ($0.73 diluted).

                  Second Quarter 2003 Non-GAAP Reconciliation

                                              Amount                Basic
                                            (Millions)               EPS
                                         ----------------      ----------------

Earnings Before Unusual Items                 $ 152.1             $   0.52
JCP&L Rate Case Disallowance                   (93.5)               (0.32)
Discontinued Operations                        (67.4)               (0.23)
Davis-Besse Impacts                            (37.2)               (0.13)
Other Unusual Items                            (11.9)               (0.04)
                                         ----------------      ----------------
Net Income (Loss)                             $(57.9)             $ (0.20)



Restatement of Earnings
         The company is restating 2002 and first quarter 2003 earnings to reflect implementation of changed accounting treatments regarding the recovery of transition assets in Ohio and recognition of above-market values of certain leased generation facilities. The restatements will reflect non-cash expenses only and are expected to reduce FirstEnergy's earnings per share by $0.23 to $1.92 ($1.91 diluted) on a GAAP basis for 2002, and are expected to lower the company's 2003 earnings by $0.17 per share on a GAAP basis compared with the company's original earnings guidance.
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         Additionally, earnings through 2005 are expected to be lower than originally estimated and earnings from 2006 through 2017 are expected to be higher than they otherwise would have been as a result of the restatement. For the 2002-2017 period, the cumulative impact of the restatement will be an increase in net income of an expected $381 million.

         The company also intends to restate the 2001 financial statements for its Cleveland Electric Illuminating (CEI) and Toledo Edison (TE) subsidiaries, but those restatements are not expected to be material to FirstEnergy's 2001 financial results.

         The previous accounting treatment of these items has been fully disclosed since implementation. Because FirstEnergy's 2002 financial statements will be restated, investors are cautioned not to rely on the previously issued 2002 statements, or the results previously reported for the first quarter of 2003. Because PricewaterhouseCoopers LLP (PwC) was not FirstEnergy's auditor in 2001, that year's financial statements for CEI and TE will be re-audited.

         The financial measures included in this news release, where applicable, include adjustments that are expected to result once the restatements are completed. Although not anticipated, there can be no assurance that the restatement and re-audit process will not result in further material adjustments to these measures

Second Quarter Results
         FirstEnergy's total revenues for the second quarter of 2003 were $2.9 billion, unchanged from the year-earlier quarter. Retail generation kilowatt-hour sales during the period rose 15.9 percent compared with the year-earlier quarter. Regulated kilowatt-hour distribution deliveries to customers decreased 2.8 percent, compared with the year-earlier quarter, due primarily to unusually mild weather.

         Regarding second quarter earnings, the loss from discontinued operations reflects a non-cash charge of $67 million, or $0.23 per share. This loss resulted from FirstEnergy's divestiture in April of Emdersa through the abandonment of FirstEnergy's shares in Emdersa's parent company, GPU Argentina Holdings, Inc. FirstEnergy had acquired Emdersa through its 2001 merger with the former GPU, Inc.

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         Unusual items affecting 2003 second quarter results included:
o A one-time pre-tax charge of $158.5 million, or $0.32 cents per share after tax, based on the New Jersey Board of Public Utilities' decision on Jersey Central Power & Light's (JCP&L) rate proceeding, which reduced the amount of deferred energy and other costs that JCP&L can recover

o Pre-tax charges totaling $18.8 million, or $0.04 per share after tax, resulting from the impairment of a note receivable, which was recently sold to a third-party for approximately $63 million, related to FirstEnergy's 2002 sale of 79.9 percent of United Kingdom-based Avon Energy Partners Holdings; and, the sale in June of a non-core asset, Northeast Ohio Natural Gas Corp.

         Also affecting FirstEnergy's second quarter results were pre-tax costs associated with Davis-Besse Nuclear Power Station restart efforts, which totaled $63 million on a pre-tax basis, or $0.13 per share after tax, during the period
- $41 million for replacement power and $22 million for incremental operating and maintenance expenses. Other factors that reduced the company's second quarter earnings were an increase in nuclear operating expenses primarily related to longer than anticipated refueling outages at the Perry and Beaver Valley Unit 1 plants; a rise in pension and other post-employment benefits; and an increase in depreciation and amortization expenses.

FirstEnergy Revises 2003 Earnings Guidance
         As a result of lower than expected results for the quarter, FirstEnergy has updated its 2003 earnings guidance. Previously estimated at $3.35 to $3.55 per share on a non-GAAP basis, 2003 earnings are now expected to be in the range of $2.68 to $2.88 per share on a non-GAAP basis. The revised guidance continues to exclude incremental expenses associated with the extended outage at Davis-Besse and unusual charges, as well as the first quarter increase in income from the cumulative effect of an accounting change. Including these items, FirstEnergy's revised 2003 guidance would be $1.96 to $2.16 per share on a GAAP basis.


                     2003 Revised Non-GAAP Earnings Guidance
                                                                  ($ per share)
                                                                  --------------
  Original 2003 Non-GAAP Earnings Guidance (1)                    $3.35 - $3.55
  Less:    Perry/Beaver Valley 1 Refueling Outage Extensions (2)           0.13
  Less:    Increased PJM Wholesale Prices (3)                              0.09
  Less:    Generation Margin (4)                                           0.13
  Less:    Nuclear Operating & Maintenance Costs (5)                       0.03
  Less:    JCP&L Service Reliability Improvements (6)                      0.04
  Less:    JCP&L Rate Case Decision (7)                                    0.08
  Less:    Revised Accounting Methodology (8)                              0.17
                                                                          ------
  Revised 2003 Non-GAAP Earnings Guidance (1)                      $2.68 - $2.88

Notes:

     (1) Revised earnings guidance excludes incremental O&M and replacement energy costs for the Davis-Besse outage, discontinued operations, cumulative effect of accounting changes and unusual charges
     (2) Higher nuclear operating expenses and replacement power due to extensions of refueling outages at Beaver Valley Unit 1 and Perry
     (3) Higher than forecasted off-peak purchased power prices in PJM during first quarter 2003
     (4) Reduced generation margin attributable to higher purchased power prices versus forecast, lower composite prices due to actual sales mix, and reduced generation output
     (5) Higher than forecasted non-fuel nuclear operating and maintenance costs
     (6)  Distribution reliability improvements in JCP&L service territory
     (7)  Final ruling in the JCP&L rate case compared with settlement agreement
     (8) Revised accounting methodology to reflect a more preferable treatment for amortizing certain non-cash expenses related to the recovery of transition assets in Ohio and the recognition of a bove-market values of certain leased generation assets.

                       2003 Revised GAAP Earnings Guidance
                                                                   ($ per share)
                                                                  --------------
         Revised 2003 Non-GAAP Earnings Guidance                  $2.68 - $2.88
         Less:    Davis-Besse Incremental Outage Costs (1)                 0.50
         Less:    Discontinued Operations (2)                              0.21
         Less:    Unusual Charges - 2nd Quarter                            0.36
         Plus:    Cumulative Effect of Accounting Change -
                  1st Quarter (3)                                          0.35
         Revised 2003 GAAP Earnings Guidance                               ----
                                                                  $1.96 - $2.16
Notes:

     (1) Includes incremental operating expenses ($80M) and estimated replacement power ($170M) for extended Davis-Besse outage
     (2) Discontinued operations net charge recorded in the first and second quarters attributed to the Emdersa abandonment.
     (3) Cumulative effect of accounting change in the first quarter related to the adoption of SFAS No. 143

First Half 2003 Results

          For the six months ended June 30, 2003, FirstEnergy's basic and diluted earnings per share on a non-GAAP basis were $1.42, excluding the loss on discontinued operations, unusual charges, and the cumulative effect of an accounting change resulting from the adoption in the first quarter of a new accounting standard for asset retirement obligations. Including these items, net income was $160.5 million, or basic earnings of $0.55 per share ($0.54 diluted).

                     First Half 2003 Non-GAAP Reconciliation

                                           After-tax
                                             Amount               Basic
                                            Millions               EPS
                                            --------             -------
Earnings Before Unusual Items               $415.8               $ 1.42
JCP&L Rate Case Disallowance                 (93.5)               (0.32)
Discontinued Operations                      (60.5)               (0.21)
Davis-Besse Impacts                          (89.4)               (0.30)
Other Unusual Items                          (11.9)               (0.04)
                                            ------               ------
Net Income                                  $160.5               $ 0.55

        These results compare with restated net income for the first six months of 2002 of $322.1 million, or basic earnings of $1.10 per share ($1.09 diluted). For the six months ended June 30, 2003, total revenues were $6.1 billion, compared with $5.8 billion for the same period in 2002.

         FirstEnergy continued to successfully implement its aggressive debt reduction program and refinancing activities. Redemption and refinancing activities during the quarter and on a year-to-date basis will produce annualized financing cost savings of $35 million and $53 million, respectively.

         FirstEnergy Chairman and Chief Executive Officer H. Peter Burg and Senior Vice President and Chief Financial Officer Richard H. Marsh will discuss financial results for the second quarter during a teleconference with the financial community at 2 p.m. Eastern time today. A live Webcast of their remarks and follow-up question-and-answer session will be accessible through FirstEnergy's Investor Information Web site - www.firstenergycorp.com/ir - by clicking on the Webcast icon and selecting the Second Quarter Teleconference.

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         For those who can't listen to the live Webcast, it will be archived on the Web site. Access to the Webcast requires RealPlayer 8 and at least a 14.4 kbps connection to the Internet. RealPlayer 8 basic software is downloadable free from www.real.com/products/player/index.html, or from FirstEnergy's Internet site.

         FirstEnergy's Consolidated Report to the Financial Community - which includes financial results for the second quarter and first half of 2003 - is posted on the company's Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community. Supplemental information is included in an August 5, 2003, letter addressed to the investment community, also posted on the Investor Information section of FirstEnergy's Web site.

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.

         (*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States.

         Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, additional adjustments which may result from the audited restatement of the 2002 financial statements and the restatement and review of the first quarter of 2003 for the Company and the re-audit of 2001 financial statements for Cleveland Electric Illuminating and Toledo Edison, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

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